EXHIBIT 99.2

March 12, 2014 – FOR IMMEDIATE RELEASE

SPECTRUM GROUP INTERNATIONAL, INC. ANNOUNCES

FINAL DISTRIBUTION DATE OF SPINOFF

OF A-MARK PRECIOUS METALS, INC.

IRVINE, Calif., March 12, 2014 (BUSINESSWIRE) – Spectrum Group International, Inc. (OTCQB:SPGZ) (“SGI” or the “Company”) announced today that its previously disclosed spinoff of A-Mark Precious Metals, Inc. (“A-Mark”), its precious metals trading business, will occur on March 14, 2014 (the “Distribution Date”).

On the Distribution Date, stockholders of record of SGI on February 12, 2014 will receive one share of A-Mark common stock for each four shares of SGI common stock held.  On the first trading day after the Distribution Date, March 17, 2014, A-Mark’s shares of common stock will commence trading on the NASDAQ Global Select Market under the symbol "AMRK." Up to and including the distribution date, the SGI common stock will trade on the “regular-way” market; that is, with an entitlement to shares of A-Mark common stock distributed pursuant to the distribution. SGI common stock will not trade on an ex-distribution market; that is, without an entitlement to shares of A-Mark common stock distributed pursuant to the distribution.

Fractional shares of A-Mark common stock will not be distributed. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing rates and distribute the net cash from proceeds from the sales pro rata to each holder who would otherwise have been entitled to receive a fractional share. SGI has received an opinion of counsel to the effect that the spinoff will be tax-free to SGI stockholders for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares.

Based on the number of shares of SGI common stock outstanding as of February 26, 2014, and applying the distribution ratio, the number of shares of A-Mark’s common stock estimated to be distributed in the spinoff is approximately 7,402,663, subject to the treatment of fractional shares.

SGI stockholders are not required to take any action to receive A-Mark common stock in the distribution, and they will not be required to surrender or exchange their SGI shares.

-MORE-

About Spectrum Group International, Inc.

Spectrum Group International, Inc. (together with its subsidiaries, “we,” the “Company” or “SGI”) is a global trading and collectibles network. We are a trader of precious metals and an auctioneer of coins and wine, serving both collectors and dealers. We are also a merchant/dealer of certain collectibles. Our collectibles offerings span the price spectrum from modest to ultra-high end. Furthermore, we offer loans to coin dealers, collectors and investors backed by their precious metals, rare coins, and other collectibles as collateral.

Our Trading business is conducted through A-Mark Precious Metals, Inc. (“A-Mark”) and its subsidiaries. A-Mark is a full-service precious metal trading company, and an official distributor for many government mints throughout the world. A-Mark products include gold, silver, platinum and palladium for storage and delivery in the form of coins, bars, wafers and grain, and our services include financing, leasing, consignment, hedging and various customized financial programs. A-Mark’s subsidiary, Collateral Finance Corporation, provides financing on a wide array of bullion and numismatic currency products.

Our Collectibles business operates as an integrated network of leading companies concentrating on numismatic (coins) and rare and fine vintage wine. We have offices and auction houses in North America, Europe and Asia. In addition to traditional live auctions, we also conduct Internet and telephone auctions. Spectrum Group’s Collectibles companies in the numismatics field include Stack’s Bowers Numismatics LLC (dba Stack’s Bowers Galleries), a rare coin and currency auction house, based in Irvine, California.

Safe Harbor Statement
This press release contains forward-looking statements with respect to the distribution date for the spinoff of A‑Mark, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. The actual distribution date may differ from the anticipated timing for the spinoff, or may not occur, because of the failure to satisfy the conditions to the spinoff or for other reasons set forth in the Registration Statement on Form S-1, and the included prospectus, filed by A-Mark with the Securities and Exchange Commission with respect to the spinoff. These documents are available on the SEC’s website located at www.sec.gov

Contact:

Spectrum Group International, Inc.
Greg Roberts
groberts@spectrumgi.com
949-748-4800
###